Exhibit 99.1

NEWS RELEASE

A. William Higgins Elected to
Albany International Corp. Board

Rochester, New Hampshire, September 8, 2016 – Albany International Corp. (NYSE:AIN) announced today that A. William Higgins has been elected to its Board of Directors.

Mr. Higgins, age 57, currently serves as a director of Kaman Corporation, a diversified aerospace and industrial distribution company, and Bristow Group Inc., a leading global industrial aviation services provider. Mr. Higgins serves as chairman of the Kaman board finance committee and is a member of the corporate governance committee. From 2008 to 2012, he served as Chairman, Chief Executive Officer and President of CIRCOR International, Inc., a global diversified supplier of fluid-control and related products and services for aerospace, energy, defense, manufacturing and other applications. Prior to 2008, he held the offices of President and Chief Operating Officer and Executive Vice President and Chief Operating Officer of CIRCOR. Before joining CIRCOR in 2005, Mr. Higgins spent thirteen years in a variety of senior management positions with Honeywell International and AlliedSignal.

Albany International Chairman Erland E. Kailbourne said, “Bill’s experience as a COO, President and then CEO and Chairman of CIRCOR, as well as his prior experience at Honeywell and Allied Signal, bring welcome added perspective on talent development, international operations and global strategic development, lean manufacturing and continuous improvement processes, and the aerospace and defense industries. He is an ideal addition to our Board, and I take great pleasure in welcoming him as a new Director.”

Albany International Corp.

216 Airport Dr.

Rochester, NH 03867 USA

www.albint.com

About Albany International Corp.

Albany International Corp. is a global advanced textiles and materials processing company, with two core businesses. Machine Clothing is the world's leading producer of custom-designed fabrics and belts essential to production in the paper, nonwovens, and other process industries. Albany Engineered Composites is a rapidly growing supplier of highly engineered composite parts for the aerospace industry. Albany International is headquartered in Rochester, New Hampshire, operates 22 plants in 10 countries, employs 4,400 people worldwide, and is listed on the New York Stock Exchange (Symbol AIN). Additional information about the Company and its products and services can be found at www.albint.com.

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Contacts:

Investors	Media
John Cozzolino	Heather Kralik
518-445-2281	801-505-7001
john.cozzolino@albint.com	heather.kralik@albint.com